NEWSRELEASE

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                FOR IMMEDIATE RELEASE

                                                February 28, 2011

ERSKINE B. BOWLES ELECTED TO NORFOLK SOUTHERN BOARD

NORFOLK, VA. - Erskine B. Bowles has been elected a director of Norfolk Southern Corporation (NYSE: NSC), Chairman and CEO Wick Moorman announced today.

Bowles served as president of the University of North Carolina from 2006 to 2010, when he was appointed co-chair of President Obama's National Commission on Fiscal Responsibility and Reform.

Bowles was a North Carolina senatorial candidate in 2002 and 2004, and general partner in Forstmann Little & Co. from 1999 to 2002.

He served as chief of staff to President Bill Clinton from 1996 to 1998 and as assistant to the president and deputy chief of staff from 1994 to 1996. Prior to that, he was administrator of the U.S. Small Business Administration; founder of Bowles, Hollowell, Connor & Co.; and vice president of corporate finance for Interstate Securities. Bowles currently is a senior advisor to Carousel Capital and a director of Morgan Stanley and Cousins Properties Inc.

          Bowles holds degrees from Columbia University and the University of North Carolina.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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 Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)

Operating Subsidiary:  Norfolk Southern Railway Company                        World Wide Web Site:  www.nscorp.com